Exhibit 99.1
Nasdaq: ASFI
FOR IMMEDIATE RELEASE
CONTACT:
Robert J. Michel, CFO
Asta Funding, Inc.
(201) 567-5648
Asta Funding, Inc. Announces Financial Results for Year and Fourth Quarter of Fiscal Year 2010
•	Net Income of $3.1 Million, or $0.22 Per Diluted Share for Fiscal Year
•	Solid Cash Position and Strong Cash Flow Trend Continues
•	$84.2 Million of Cash and Cash Equivalents at September 30, 2010

•	Impairment on Great Seneca Portfolio Impacts Fourth Quarter Results
ENGLEWOOD CLIFFS, N.J., December 14, 2010 — Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a consumer receivable asset management and liquidation company, today reported its results for the fiscal year and fourth quarter ended September 30, 2010. The Company reported $84.2 million in cash and cash equivalents at September 30, 2010, representing a substantial increase from 2009 and providing the Company the resources it needs to move into fiscal year 2011 without the immediate need for external financing.
Fiscal Year 2010
The Company reported net income of $3,129,000 for the fiscal year ended September 30, 2010, or $0.22 per diluted share, as compared to a net loss of $90,725,000, or $6.36 per share for the fiscal year ended September 30, 2009. Revenues for the fiscal year ended September 30, 2010 were $45,849,000, a decrease of 34.8%, as compared to $70,355,000 for the fiscal year ended September 30, 2009.
Net cash collections from collection of consumer receivables acquired for liquidation, including net cash collections represented by account sales, were $101.9 million for the fiscal year ended September 30, 2010, as compared to $147.4 million during fiscal year 2009, a 30.9% decrease from the prior year. Net cash collections represented by account sales were $3.5 million, or 3.4% of net cash collections, in the fiscal year ended September 30, 2010, compared to $8.7 million, or 5.9% in the prior year.
Income from fully amortized portfolios (zero basis revenue) was $34.3 million for the fiscal year ended September 30, 2010, as compared to $40.7 million for the fiscal year ended September 30, 2009. The Company purchased portfolios with a face value of $269 million at a cost of $8.0 million during the fiscal year ended September 30, 2010 as compared to purchases with a face value of $577 million at a cost of $19.6 million during the fiscal year ended September 30, 2009.

General and administrative expenses were $23,211,000 for the fiscal year ended September 30, 2010 as compared to $25,915,000 for the fiscal year ended September 30, 2009, a reduction of approximately 10%. Collection expenses were reduced as a result of certain contractual obligations expiring and the closure of the Pennsylvania collection center in the prior year.
Interest for the fiscal year ended September 30, 2010 was approximately $4,368,000 as compared to $8,452,000 for fiscal year 2009, a 48% reduction, as the Company paid off senior debt in January 2010, reduced non-recourse debt by $13.8 million to $90.5 million, and reduced the subordinated debt — related party by $3,860,000 to $4,386,000 in fiscal year 2010. Cash and cash equivalents at September 30, 2010 were $84.2 million compared to $2.4 million at September 30, 2009.
An impairment charge of $13,029,000 was recorded during fiscal year 2010 as compared to $183,500,000 of impairment charges recorded during the fiscal year 2009.
Fourth Quarter Fiscal Year 2010
The Company reported a net loss of $5,342,000 or $0.37 per share, as compared to a net loss of $79,198,000, or $5.55 per share, for the same period in fiscal year 2009. The Company reported revenues of $11,499,000 for the fourth quarter 2010, as compared to $16,564,000 for the fourth quarter of fiscal year 2009.
Net cash collections of receivables acquired for liquidation, including net cash collections represented by account sales, were $21,033,000 for the fourth quarter of fiscal year 2010, as compared to $30,825,000 for the fourth quarter of fiscal year 2009.
Income from fully amortized portfolios (zero basis revenue) was $8,658,000 for the fourth quarter ended September 30, 2010, compared to $9,563,000 for the comparable period a year ago.
An impairment charge of $13,029,000 was recorded in the fourth quarter of fiscal year 2010 as compared to $137,292,000 in the fourth quarter of fiscal year 2009. The impairment recorded in the fourth quarter of fiscal year 2010, and approximately $53 million of the impairments recorded in the fourth quarter of fiscal year 2009, were related to the Great Seneca Portfolio.
The Company purchased consumer portfolios with a face value of $113.4 million at a cost of $4.7 million during the fourth quarter of fiscal year 2010, compared to purchases of $149.9 million in face value at a cost of $3.1 million during the fourth quarter of fiscal year 2009.
Interest expense for the fourth quarter 2010 was $1,003,000, as compared to $1,545,000 for the comparable period in 2009, as our debt level continues to decline.
During the first quarter of fiscal year 2011, the Company has invested approximately $2.7 million in portfolio purchases, paid down approximately $2.0 million on the subordinated debt and paid $8.7 million in connection with the extension of the Receivables Financing Agreement with the Bank of Montreal.
Gary Stern, Chairman and CEO of the Company commented, “Although the fourth quarter of fiscal year 2010 was impacted by the impairment charge, we returned to profitability, on an annual basis, during fiscal year 2010. We continued our progress in strengthening our balance sheet and maintaining a strong cash position. As of December 10, 2010, our cash position was approximately $81.0 million, after portfolio purchases of $2.7 million and debt payments of $10.7 million during the first quarter of fiscal year 2011, indicating the Company’s continued strong cash flow. Our strong balance sheet puts us in an excellent position for funding our investment opportunities without the immediate need for external financing. We continue to review all of our investment options in the distressed receivables market and other related markets.”

A conference call to discuss the results of the fiscal year 2010 and the fourth quarter of fiscal year 2010 will be held on Tuesday, December 14, 2010 at 4:00 PM, EST.

Toll-free dial-in number (U.S. and Canada):	(800) 668-4132

International dial-in number:	(224) 357-2196

Conference ID:	30706662
Conference call will also be available via webcast. Here is the link
http://investor.shareholder.com/media/eventdetail.cfm?eventid=89706&CompanyID=ABEA-58K4IF&e=1&mediaKey=6BC4F784950C3EC9F765AB1AA53FE3BB
Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Important Information about Forward-Looking Statements: All statements in this new release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2009 and other filings with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.
- Financial Tables Follow

Asta Funding, Inc.
Consolidated Statements of Operations

	Year Ended		Three Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Finance income, net	$45,631,000	$70,156,000	$11,434,000	$16,434,000

Other income	218,000	199,000	65,000	130,000

	45,849,000	70,355,000	11,499,000	16,564,000

General and administrative expenses	23,211,000	25,915,000	6,472,000	5,909,000

Interest expense	4,368,000	8,452,000	1,003,000	1,545,000

Impairments of consumer receivables acquired for liquidation	13,029,000	183,500,000	13,029,000	137,292,000

	40,608,000	217,867,000	20,504,000	144,746,000

Income (loss) before income taxes	5,241,000	(147,512,000)	(9,005,000)	(128,182,000)

Income tax expense (benefit)	2,112,000	(56,787,000)	(3,663,000)	(48,984,000)

Net income (loss)	$3,129,000	$(90,725,000)	$(5,342,000)	$(79,198,000)

Basic net income (loss) per share	$0.22	$(6.36)	$(0.37)	$(5.55)

Diluted net income (loss) per share	$0.22	$(6.36)	$(0.37)	$(5.55)

Weighted average shares outstanding:
Basic	14,492,215	14,272,425	14,600,410	14,271,946
Diluted	14,534,982	14,272,425	14,600,410	14,271,946

ASTA FUNDING, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,
	2010	2009
ASSETS
Cash and cash equivalents	$84,235,000	$2.385,000
Restricted cash	1,304,000	2,130,000
Consumer receivables acquired for liquidation (at net realizable value)	147,031,000	208,261,000
Due from third party collection agencies and attorneys	3,528,000	2,573,000
Prepaid and income taxes receivable	196,000	47,727,000
Furniture and equipment (net of accumulated depreciation of $3,006,000 in 2010 and $2,758,000 in 2009)	338,000	538,000
Deferred income taxes	18,762,000	24,072,000
Other assets	3,770,000	3,070,000

Total assets	$259,164,000	$290,756,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Debt	$90,483,000	$122,622,000
Subordinated debt — related party	4,386,000	8,246,000
Other liabilities	2,105,000	2,166,000
Dividends payable	292,000	286,000

Total liabilities	97,266,000	133,320,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000; Issued — none
Common stock, $.01 par value, authorized 30,000,000 shares, issued and outstanding 14,600,423 shares in 2010 and 14,272,357 shares in 2009	146,000	143,000
Additional paid-in capital	72,717,000	70,189,000
Retained earnings	89,026,000	87,058,000
Accumulated other comprehensive income, net of income taxes	9,000	46,000

Total stockholders’ equity	161,898,000	157,436,000

Total liabilities and stockholders’ equity	$259,164,000	$290,756,000